Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, Treasurer
(410) 568-1500

SINCLAIR TO EXCEED FOURTH QUARTER ESTIMATES

                BALTIMORE (January 24, 2003) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that it will exceed the Company’s previous guidance for net broadcast revenue, broadcast cash flow, and after tax cash flow per share for the fourth quarter ended December 31, 2002.

                Fourth quarter preliminary results are for net broadcast revenues of $189.4 million, an increase of 16.8% over last year’s net broadcast revenues of $162.1 million and exceeding our previous expectations released on November 7, 2002 for net broadcast revenues to be up 13.6% to 14.8%.  Preliminary results for broadcast cash flow are $91.7 million, an increase of 31.2% over last year’s broadcast cash flow of $69.9 million and exceeding previous guidance for broadcast cash flow to be up 21.0% to 23.5%.  Preliminary results for after tax cash flow per share is $0.72, exceeding previous guidance of $0.50 to $0.52 and exceeding last year’s after tax cash flow per share of $0.20.  We will release final fourth quarter results on February 13, 2003.

                In accordance with SFAS No. 142, companies are required to test goodwill for impairment based on estimated fair values as of January 1, 2002.  As previously disclosed, our first phase of impairment testing identified 15 markets and our software/consulting company that required additional testing for impairment of goodwill.  The net carrying amount of goodwill for those markets at January 1, 2002 was $942.7 million.  Our final testing reflects that nine markets and our software/consulting company were impaired.  As such, we will be taking a non-cash, pre-tax charge of approximately $600 million. In accordance with the change in accounting principle, we are required to record this impairment charge in the first quarter of 2002.

                In making the announcement, David Amy, Executive Vice President and CFO of Sinclair, said, “The positive revenue variance was due to improvements in the core business in the latter part of the quarter, particularly December.  That growth came from many of our advertising categories, across all affiliation groups, and from both the local and national markets.”

                Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group includes FOX, WB, ABC, CBS, NBC, and UPN affiliates and reaches approximately 24% of all U.S. television households.  For more information, please visit Sinclair’s website at www.sbgi.net.

Forward-Looking Statements:

                The matters discussed in this press release that are not historical statements are forward-looking statements within the meaning of 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the effectiveness of new salespeople, and the other risk factors set forth in the Company’s most recent report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002, the Company’s first quarter report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 2002, and the Company’s second quarter report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2002, and the Company’s third quarter report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2002 .  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

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